Exhibit 99.1

NEWS
RELEASE

2006-05

FOR IMMEDIATE RELEASE
Contact: Doug Aron
(713) 688-9600 x145

FRONTIER OIL ENTERS INTO DEFINITIVE AGREEMENT FOR CONSTRUCTION OF NEW PIPELINE TO ITS CHEYENNE REFINERY

HOUSTON, TEXAS, April 4, 2006 - Frontier Oil Corporation (NYSE: FTO) announced that its wholly owned subsidiary Frontier Oil and Refining Company has entered into a definitive agreement with Rocky Mountain Pipeline System LLC (Rocky Mountain) to support construction of a new crude pipeline from Guernsey, Wyoming a short distance to Rocky Mountain’s Fort Laramie, Wyoming tank farm and then to Frontier’s Cheyenne, Wyoming refinery.  Frontier agreed to a ten year commitment to ship 35,000 barrels per day (bpd) on the new pipeline and will concurrently lease approximately 300,000 barrels of dedicated storage capacity in the Rocky Mountain tank farm.  The pipeline, which is designed to transport 55,000 bpd of heavy crude and is easily expandable to 90,000 bpd, is expected to first flow oil in the second quarter 2007, shortly after Frontier’s planned Cheyenne Coker expansion from 10,000 bpd to 13,500 bpd.

Frontier’s Chairman, President, and CEO, James Gibbs, commented, “This new pipeline will eliminate a crude oil delivery bottleneck and provide additional crude flexibility for our 52,000 bpd crude processing capacity at Cheyenne, while also allowing for future expansion opportunities.”

Frontier operates a 110,000 barrel-per-day refinery located in El Dorado, Kansas, and a 52,000 barrel-per-day refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states. Information about the Company may be found on its web site www.frontieroil.com.

This news release includes forward-looking statements concerning the Company. These may include statements of plans or objectives for future operations, statements about future economic performance or assumptions or estimates. The accuracy of these forward-looking statements is subject to a wide range of business risks and changes in circumstances that are described in our reports that are filed from time to time with the Securities and Exchange Commission. Actual results and outcomes often differ from expectations.

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